Exhibit 4.45

Amendment

to

Framework Purchase Agreement

by and among

Tianjin Jinhu Media Co., Ltd.

and

Liu Jian, Huang Hu

and

Beijing Wole InformationTechnology Co., Ltd.

and

Guangzhou Qianjun Internet Technology Co., Ltd.

and

RENREN INC.

This Amendment to Acquisition Framework Agreement (this “Amendment”) is entered into in Beijing, the People’s Republic of China (the “PRC”) on December 1, 2014 by and among:

(1)	Tianjin Jinhu Media Co., Ltd., a limited liability company duly incorporated and validly existing under the PRC laws, with its registered address at Unit 2101, 21/F Block C3, Area MSD-C, 79 First Avenue, Tianjin Economic and Technical Development Zone;

(2)	Liu Jian, a PRC citizen, ID Card No.: 310102197211124453;

(3)	Huang Hui, a PRC citizen, ID Card No.: 320622197212230041;

(4)	Beijing Wole Information Technology Co., Ltd., a wholly foreign owned enterprise duly incorporated and validly existing under the PRC laws, with its registered address at Room 209, No. 18 Building, 18 Jiuxiaoqiao Middle Road, Chaoyang District, Beijing;

(5)	Guangzhou Qianjun Internet Technology Co., Ltd., a limited liability company duly incorporated and validly existing under the PRC laws, with its registered address at Room 802, 36 Jian Zhong Road, Tianhe District, Guangzhou;

(6)	RENREN INC., a company duly incorporated and validly existing under the laws of the Cayman Islands and listed on the New York Stock Exchange, with its registered address at PO Box 309, Ugland House, Grand Cayman, KY1-1104, Cayman Islands.

WHEREAS

The Parties entered into a framework purchase agreement dated October 28, 2014 (the “Framework Agreement”), and now hope to amend the payment arrangement of the Transaction Price provided in Article 2.2 of the Framework Agreement.

In consideration of the above, in accordance with Article 11.8 of the Framework Agreement and upon equal and voluntary negotiations between the Parties, the Parties agree upon this Amendment with respect to the Framework Agreement:

1.	The Parties agree and confirm that Article 2.2 of the Acquisition Framework Agreement shall be amended as:

“2.2 Calculation Formula and Time of Payment of the Transaction Price. The Parties agree that the Transaction Price shall be paid by the Buyer to the Original Shareholders and the Target in two instalments according to the following schedule:

2.2.1 First instalment of payment (the “First Payment”): including: (1) 100% of the Transfer Price (i.e. RMB 20 million) shall be paid by the Buyer to each of the Original Shareholders according to their respective percentage of the Target Equity to be transferred; and (2) 80% of the Repaid Debts minus RMB 4 million (i.e. 20% of the Transfer Price) shall be paid by the Buyer to the Group Creditors to repay the debts owed by the Target to the Group Creditors.

The First Payment shall be made in one lump sum to each of the Original Shareholders and the Group Creditors within 15 working days after the date on which all the precedent conditions set forth in Article 4.1.2 hereof have been satisfied, or waived by the Buyer.

2.2.2 Second instalment of payment (the “Second Payment”): the remaining amount of the Repaid Debts (i.e. 20% of the Repaid Debts plus RMB 4 million (20% of the Transfer price)) shall be paid by the Buyer to the Group Creditors to repay the debts owed by the Target to the Group Creditors.

The Second Payment shall be made in one lump sum to each of the Group Creditors within 15 working days after the date on which all the precedent conditions set forth in Article 4.2 hereof have been satisfied, or waived by the Buyer.”

2.	No Further Amendments

The Parties agree that other than the abovementioned amendments to Article 2.2 of the Framework Agreement, the other provisions shall remain unchanged.

3.	Language, Versions and Counterparts

This Amendment shall be written in Chinese, and executed in six counterparts, one for each Party, and the rest shall be submitted to the approval authorities, all of which shall be equally binding.

4.	Effectiveness and Completeness

The Parties agree that this Amendment shall be deemed as amendments and supplements to the Framework Agreement, and shall take effect as of the date of execution by the Parties. In case of any consistency between this Amendment and the Framework Agreement, this Amendment shall prevail.

5.	Governing Law and Dispute Resolution

This Amendment shall be interpreted according to the PRC laws. The Parties shall first resort to amicable negotiations to resolve the discrepancy and conflicts between the Parties for any disputes arising from this Amendment in case the negotiations fail, such dispute shall be submitted to China International Economic and Trade Commission in accordance with the then-effective arbitration rules at the application for such arbitration. The arbitration shall take place in Beijing and the arbitral proceedings shall be conducted in Chinese. The arbitral award is final and binding upon all the Parties.

6.	Definition

Unless otherwise provided, the terms used in this Amendment shall have the same meanings as ascribed in the Framework Agreement.

[The remainder of this page is intentionally left blank.]

(This page is the signature page of this Amendment and contains no body text.)

This Amendment is executed by the Parties on the date first above written:

Tianjin Jinhu Media Co., Ltd. (Company seal) By: /s/ Charles Zhang Name: Charles Zhang Title: Chief Executive Officer of Sohu.com Inc.

(This page is the signature page of this Amendment and contains no body text.)

This Amendment is executed by the Parties on the date first above written:

Liu Jian

Signature: /s/ Liu Jian

Huang Hui

Signature: /s/ Huang Hui

Guangzhou Qianjun Internet Technology Co., Ltd. (Company seal) By: /s/ Liu Jian Name: Liu Jian Title: Chairman

Beijing Wole Technology Co., Ltd. (Company seal)

By: /s/ Zhou Juan

Name: Zhou Juan

Title: Chairman

(This page is the signature page of this Amendment and contains no body text.)

This Supplementary Agreement is executed by the Parties on the date first above written:

RENREN INC. (Company seal) By: /s/ Joseph Chen Name: Joseph Chen Title: Director